EXHIBIT 10.1
TERMINATION AND RELEASE
     THIS TERMINATION AND RELEASE (the “Agreement”), effective as of this 15th day of May, 2007, is made by and among FSI International, Inc., a Minnesota corporation (“FSI”); Mitsui & Co., Ltd., a company organized under the laws of Japan (“MBK”); Cholorine Engineers Corp. Ltd, a company organized under the laws of Japan (“CEC”); MBK Project Holdings Ltd., a company organized under the laws of Japan (“MPH”); and m•FSI Ltd., a company organized under the laws of Japan (“m•FSI”).
     WHEREAS, FSI, MBK, CEC and MPH are parties to that certain agreement among the shareholders of m•FSI originally dated June 5, 1991, as such agreement has been amended (the “Shareholders Agreement”);
     WHEREAS, in connection with the Shareholders Agreement, m•FSI and FSI entered into the following additional agreements: (i) an agreement dated September 17, 2004, as amended, under which m•FSI appointed FSI as a distributor of its products (the “m•FSI Distribution Agreement); (ii) an agreement dated June 5, 1991, as amended, under which FSI appointed m•FSI as a distributor of its products (the “FSI Distribution Agreement”); (iii) an agreement dated September 17, 2004, as amended, pursuant to which m•FSI granted to FSI a license under certain m•FSI intellectual property and technology (the “m•FSI License Agreement”); and (iv) an agreement dated September 17, 2004, as amended, pursuant to which FSI granted m•FSI a license under certain FSI intellectual property rights and technology (the “FSI License Agreement”);
     WHEREAS, in connection with the Shareholders Agreement, m•FSI and CEC entered into an agreement dated August 14, 1991, as amended, pursuant to which CEC granted m•FSI a license under certain CEC intellectual property rights and technology (the “CEC License Agreement”);
     WHEREAS, FSI, MBK, and CEC have entered to an agreement of even date herewith with certain third parties relating to the sale of all or part of the shares in m•FSI held by FSI, MBK, CEC and MPH (the “Stock Purchase Agreement”) and, as a result, have agreed to terminate the Shareholders Agreement and FSI has agreed to enter into a new shareholders agreement with the buyers and other new shareholders of m•FSI to reflect the changed ownership structure and the various rights and obligations of the new shareholders of m•FSI as a result thereof; and
     WHEREAS, in conjunction with the closing of the Stock Purchase Agreement and the execution of the new shareholders agreement, FSI and m•FSI desire to enter into a new distributorship agreement under which m•FSI will distribute certain of FSI’s products in Japan and the parties hereto desire to terminate the agreements referenced in the second and third paragraph of this Preamble.
     NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Termination of Agreements. The parties hereto agree that the following agreements shall be terminated:
           (a) FSI, MBK, CEC and MPH hereby agree that the Shareholders Agreement shall be terminated.
           (b) FSI and m•FSI hereby agree that the (i) m•FSI Distribution Agreement, (ii) the FSI Distribution Agreement, (iii) the m•FSI License Agreement and (iv) the FSI License Agreement shall be terminated.
           (c) CEC and m•FSI hereby agree that the CEC License Agreement shall be terminated.
All of the above referenced agreements are referred to herein as the “Terminated Agreements”. The parties to the above agreements further acknowledge and agree that, except as set forth in Section 2 below, each and every obligation of any party under any of the Terminated Agreements has been completely discharged and that such Terminated Agreement no longer have any force or effect.
     2. Reservation of Rights and Continuing Obligations. Notwithstanding the termination of the Terminated Agreements, the parties acknowledge and agree that:
           (a) FSI reserves its right to enforce and seek compensation under the terms and conditions of Article 26 of the Shareholders Agreement, No Competition, in the event that it is determined that CEC shall have breached such Article through the development and collaboration with Toshiba of a process for the use of electrolyzed sulfuric acid for resist stripping applications in direct competition with FSI’s ZETA ViPR products, and FSI’s ability to enforce its rights under such Article 26 shall survive termination of the Shareholders Agreement for a period of one (1) year from the date of this Agreement; and
           (b) FSI shall remain obligated to honor all warranties and duties to indemnify m•FSI in respect of its products and spare parts provided to m•FSI in accordance with the terms of the FSI Distribution Agreement until the applicable warranty periods in respect of such products and spare parts sold to m•FSI under the FSI Distribution Agreement all expire.
     3. Compensation for Loss of Rights. In consideration for the termination hereunder of the m•FSI License Agreement and the m•FSI Distribution Agreement and the consequent loss by FSI of rights under m•FSI’s technology and the right distribute m•FSI’s products outside of Japan, m•FSI agrees to pay to FSI the sum of Seventy-three Million Yen (¥73,000,000) by wire transfer of immediately available funds contemporaneously with the execution of this Agreement.
     4. Effective Date. This Agreement shall take effect upon the Closing of the Stock Purchase Agreement and the transfer by FSI, CEC and MBK of their shares in m•FSI to the buyers under the terms of the Stock Purchase Agreement.
     5. Release. Except as expressly set forth in Section 2 above, each of the parties hereto, acting for itself, its insurers, its successors and assigns, and each of them, does hereby release and forever discharge each of the other parties hereto and their respective shareholders, partners, members, directors, officers, employees, agents, consultants, successors and assigns from any and all liabilities, claims, demands and causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with the Terminated Agreements on account of any act, omission, event, occurrence, representation, warranty, failure, default or breach, actual or asserted, of any party hereto or its officers, employees, agents, consultants or representatives on or prior to the date of this Agreement.
     IN WITNESS WHEREOF, each party has executed this Agreement as of the day and year first above written.

FSI INTERNATIONAL INC	MITSUI & CO., LTD.
By: /s/ John C. Ely	By: /s/ Koji ARAI
Name: John C. Ely	Name: Koji ARAI
Title: VP Sales/Service	Title: General Manager Infrastructure & Environment Project Development Dept. First Projects Development Div.

CHLORINE ENTINEERS CORP., LTD	MBK PROJECT HOLDINGS LTD.
By: /s/ Yoshinori KATO	By: /s/ Masato SHIODE
Name: Yoshinori KATO	Name: Masato SHIODE
Title: President	Title: President

m•FSI LTD.
By:	/s/ Hideki Kawai
Name: Hideki Kawai
Title: President & CEO